Interland, Inc.
303 Peachtree Center Avenue
Suite 500
Atlanta, Georgia 30303
www.interland.com
t 800.845.1841
f 404.260.2542

CONFIRMING STATEMENT

        This Statement confirms that the undersigned has authorized and designated the Chief Financial Officer or the General Counsel of Interland, Inc. to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Interland, Inc. The authority of the Chief Financial Officer or the General Counsel of Interland, Inc. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of Interland, Inc., unless earlier revoked in writing. The undersigned acknowledges that the Chief Financial Officer or the General Counsel of Interland, Inc. are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated as of August 23, 2005	/s/ John P. Crecine
John P. Crecine